UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2015

BG Medicine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

001-33827

(Commission File Number)

Delaware	04-3506204
(State or Other Jurisdiction Of Incorporation)	(IRS Employer Identification No.)

303 Wyman Street, Suite 300, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 890-1199

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 13, 2015, BG Medicine, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC (the “Underwriter”), pursuant to which the Company agreed to sell to the Underwriter in a firm commitment underwritten public offering (the “Offering”) an aggregate of 2,315,654 Series A units (the “Series A units”), each consisting of one share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and one half of a Common Stock Purchase Warrant (the “Warrants”) to purchase one share of Common Stock, at a purchase price of $1.00 per Series A unit. The Company also agreed to sell to the Underwriter in the Offering 184,346 Series B units (the “Series B units”), in lieu of Series A units, at a purchase price of $1.00 per Series B unit to those purchasers whose purchase of additional Series A units in the Offering would result in the purchaser beneficially owning more than 9.99% of the Company’s outstanding Common Stock following the completion of the Offering. Each Series B unit consists of one fully Prefunded Common Stock Purchase Warrant (the “Pre-funded Warrants”, and together with the shares of Common Stock and Warrants issued in the Offering, the “Securities”) to purchase one share of Common Stock and one half of a Warrant to purchase one share of Common Stock. The Warrants (other than the fully Pre-funded Warrants) will have an exercise price of $1.00 per share. The Pre-funded Warrants and the Warrants will be exercisable for a period of five years from the date of issuance.

The net proceeds to the Company from the Offering are expected to be approximately $2.1 million, after deducting underwriting discounts and commissions and estimated expenses payable by the Company. The transactions contemplated by the Underwriting Agreement closed on August 18, 2015.

As disclosed in a separate Current Report on Form 8-K filed earlier on August 18, 2015 (the “Opinion Form 8-K”), the Offering was registered pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-204307) (the “Registration Statement”) and the related base prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated August 13, 2015 (the “Prospectus Supplement”). The legal opinion and consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. addressing the validity of the Securities was filed as Exhibit 5.1 to the Opinion Form 8-K and is incorporated into the Registration Statement.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

Copies of the Underwriting Agreement, the form of Pre-funded Warrant and the form of Warrant are filed as Exhibit 1.1, Exhibit 4.1, and Exhibit 4.2, respectively, to this Current Report on Form 8-K and are incorporated into this Item 1.01 by reference. The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement. Investors should review that document as well as the Registration Statement and Prospectus Supplement for a complete understanding of the terms and conditions associated with the Offering.

This Current Report contains forward-looking statements that involve risk and uncertainties, such as statements related to the amount of net proceeds expected from the Offering. The risks and uncertainties involved include various risks detailed in the Company’s SEC filings from time to time.

The information in Item 5.03 below is incorporated by reference into this Item 1.01.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Offering referenced in Item 1.01 above, on August 18, 2015, the Company filed an Amended and Restated Certificate of Designations of Series A Preferred Stock (the “Restated Certificate of Designations”) with the Secretary of State of the State of Delaware. The Restated Certificate of Designations amends and restates the Certificate of Designations of Series A Preferred Stock that was filed in connection with the original issuance of shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), on July 14, 2015, to provide that certain anti-dilution protections of the Series

A Preferred Stock, and the right of the holders of Series A Preferred Stock to redeem the Series A Preferred Stock upon a change of control, expire upon the consummation of the Offering. The Restated Certificate of Designations was approved by the Board of Directors of the Company and the holders of Series A Preferred Stock (the “Series A Holders”) as of August 7, 2015 and August 12, 2015, respectively.

The rights, preferences and privileges of the Series A Preferred Stock following the consummation of the Offering, as set forth in the Restated Certificate of Designations, are summarized below:

Conversion: each share of Series A Preferred Stock is convertible into one share of Common Stock at any time at the option of each holder and automatically upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. The conversion price will be subject to adjustment in connection with stock splits, combinations, dividends and other corporate transactions affecting the Common Stock. All other anti-dilution protections that had been provided to the Series A Preferred Stock upon issuance terminated following the closing of the Offering.

No Redemption Rights: All redemption rights that had been provided to the Series A Preferred Stock upon issuance terminated following the closing of the Offering.

Ranking: the Series A Preferred Stock will rank senior in preference and priority to the Company’s Common Stock and each other class or series of capital stock of the Company, except for any class or series of capital stock issued in compliance with the terms of the Restated Certificate of Designations.

Dividends: the holders of Series A Preferred Stock will be entitled to receive, out of funds legally available for the payment of dividends under Delaware law, cumulative dividends that accrue daily at an annual rate of 8%, compounded and payable quarterly in cash or in additional shares of Series A Preferred Stock at the election of each holder. The holders of Series A Preferred Stock will also be entitled to participate in cash dividends and in-kind distributions made on shares of Common Stock.

Liquidation Preference: Upon liquidation, including deemed liquidations pursuant to a merger, consolidation or a sale of all or substantially all of the Company’s assets, the holders of Series A Preferred Stock will be entitled to be paid first out of any proceeds in an amount per share equal to the price at which shares of Series A Preferred Stock were sold in the Series A Preferred Stock financing, plus all accrued but unpaid dividends on each share of Series A Preferred Stock, and prior to payment of any amounts on the Company’s Common Stock. Thereafter, the holders of Series A Preferred Stock will also share pro rata on an as converted to Common Stock basis in payments made to the holders the Company’s Common Stock. Accordingly, the holders of the Series A Preferred Stock will be entitled to receive the proceeds out of any sale or liquidation of the Company before any such proceeds are paid to holders of the Company’s Common Stock and then share in any proceeds paid to holders of the Company’s Common Stock. As a result, only the sale or liquidation proceeds in excess of the liquidation preference plus accrued but unpaid dividends would be available for distribution to holders of the Company’s Common Stock.

Voting Rights: holders of Series A Preferred Stock will be entitled to vote with the holders of the Common Stock on an as-converted basis, except that no holder of Series A Preferred Stock will be entitled to cast votes for the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by such holder that exceeds (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate recapitalization) the quotient of (A) the aggregate purchase price paid by such holder for its Series A Preferred Stock, divided by (B) the greater of (i) $3.20 and (ii) the closing price of the Common Stock on the trading day immediately prior to the date its Series A Preferred Stock is issued, which was $1.40. In addition, prior to the conversion of the Series A Preferred Stock, the consent of the holders of at least a majority of the Series A Preferred Stock then outstanding, voting together as a single class, will be required for the Company to take certain actions, including, among other things: liquidating, dissolving or winding up the business and affairs of the Company or effecting any merger, consolidation or other liquidation event; amending, altering or repealing any provision of the Certificate of Incorporation, the Certificate of Designations or the Bylaws of the Company; creating or authorizing any class or series of capital stock ranking senior to or on parity with the Series A Preferred Stock or increasing the number of authorized shares of Series A Preferred Stock; purchasing, redeeming, paying or declaring dividends on any shares of capital stock of the Company, with certain exceptions; increasing or decreasing the size of the Board of Directors of the Company (the “Board”); and certain other actions.

Board of Directors: the holders of Series A Preferred Stock will be entitled to nominate one director to the Board (the “Series A Director”). Subject to applicable law and stock exchange requirements, the Series A Director will be entitled to serve as a member of each committee of the Board. The rights to nominate a Series A Director will terminate if less than 20% of the shares of Series A Preferred Stock issued under the Securities Purchase Agreement dated May 12, 2015, as amended, by and between the Company and the Series A Holders are no longer outstanding.

The foregoing description of the terms of the Restated Certificate of Designations is not complete and is qualified in its entirety by the full text of the Restated Certificate of Designations, which is filed herewith as Exhibit 3.1, and incorporated into this Item 5.03 by reference.

Item 8.01	Other Events.

On August 12, 2015, the Company issued a press release announcing the commencement of the then-proposed Offering. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 13, 2015, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement, dated August 13, 2015, between the Company and Roth Capital Partners, LLC.
3.1	Amended and Restated Certificate of Designations of Series A Preferred Stock of BG Medicine, Inc. filed with the Secretary of State of the State of Delaware on August 18, 2015.
4.1	Form of Prefunded Common Stock Purchase Warrant issued to certain purchasers in the Offering.
4.2	Form of Common Stock Purchase Warrant issued to the purchasers in the Offering.
99.1	Press Release, dated August 12, 2015.
99.2	Press Release, dated August 13, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BG MEDICINE, INC.

Date: August 18, 2015	/s/ Stephen P. Hall
Stephen P. Hall Executive Vice President & Chief Financial Officer